RBB Fund Trust 485BPOS

Exhibit 99.(p)(19)

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

1.	A standard of business conduct required of Supervised Persons that reflects fiduciary obligations of the adviser and supervised persons;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code; and

5.	Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

Risks

In developing these policies and procedures, Snowball considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Supervised Persons do not understand the fiduciary duty that they, and Snowball, owe to Clients;

●	Supervised Persons and/or Snowball fail to identify and comply with all applicable Federal Securities Laws;

●	Supervised Persons or Access Persons do not report personal Securities transactions;

●	Supervised Persons trade personal accounts ahead of Client accounts;

●	Supervised Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	Snowball does not provide its Code of Ethics to the Fund’s board of directors (or trustees) for initial approval, and within six months of material changes;

●	Snowball does not provide its Code of Ethics and any amendments to all Supervised Persons; and

●	Snowball does not retain Supervised Persons’ written acknowledgements that they received the Code of Ethics and any amendments.

Snowball has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Snowball and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Supervised Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Snowball to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Snowball’s services, and engaging in other professional activities.

Snowball expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Snowball must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Fund:

●	employ any device, scheme, or artifice to defraud the ETF;

●	make any untrue statement of a material fact to the ETF or omit to state a material fact necessary in order to make the statements made to the ETF, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the ETF; or

●	engage in any manipulative practice with respect to the ETF

Supervised Persons are generally expected to discuss any perceived risks, or concerns about Snowball’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Snowball or its Supervised Persons could have severe negative consequences for Snowball, its Clients, and its Supervised Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Supervised Persons, including people who were not involved in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO. Any problems identified during the review will be addressed in ways that reflect Snowball’s fiduciary duty to its Clients. To the extent practicable, the Company will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall prepare a report of all violations.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Supervised Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to the ETF’s Board of Directors or Trustees. pursuant to Rule 17j-1.

For the avoidance of doubt, nothing in this Manual prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Snowball to make any such reports or disclosures and do not need to notify Snowball that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity. Retaliation against any Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited.

Distribution of the Code and Acknowledgement of Receipt

Snowball will distribute this Manual, which contains the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with Snowball’s policies and procedures described in this Manual, including this Code of Ethics. Each Supervised Person should complete a Compliance Manual Acknowledgement Form in electronic form or in an online compliance portal (if applicable) and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.

Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Fund’s CCO of such change.

Accounts Covered by the Policies and Procedures

Snowball’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Access Persons exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Access Person” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of Snowball’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by Snowball that has access to Snowball’s nonpublic securities recommendations.

It may be possible for Access to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Snowball requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Snowball or an affiliate;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940 (the IC Act”), none of which are advised or underwritten by Snowball or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Snowball’s Personal Securities Transactions policy.

Any Access Person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

Pre-clearance Procedures

Access Persons must have written clearance for all transactions involving IPOs, Private Placements and Reportable Securities other than broad-based ETFs or ETNs, which are considered Exempted Securities for the purposes of this Code of Ethics, before completing the transactions Snowball may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Supervised Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Supervised Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Snowball’s pre-clearance procedures.

Access Persons must use a Trade Pre-clearance Form in electronic form or in an online compliance portal (if applicable) to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or a designee. The CCO will track and maintain a record of preclearance requests.

Snowball’s investment management personnel will maintain a Restricted List of Securities that Snowball is actively evaluating for purchase or sale in Client accounts, held in an ETF managed by Snowball, or about which Snowball might have received Material Nonpublic Information. The CCO or a designee will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List.

Reporting

Snowball must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

1 https://www.sec.gov/files/dlt-framework.pdf

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or a designee, within 30 days of the end of each calendar quarter.

Access Persons may utilize Quarterly Reporting Forms in electronic form or in an online compliance portal (if applicable) to fulfill quarterly reporting obligations. Alternately, Access Persons may use a Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO or a designee duplicate account statements. The CCO or a designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on a Quarterly Reporting Forms.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Form in electronic form or in an online compliance portal (if applicable) within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee in hard copy or in an online compliance portal (if applicable) on or before February 14th of each year, and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted using a Periodic Holdings Reporting Form in electronic form or in an online compliance portal (if applicable).

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Access Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

Access Persons that do not have any holdings and/or accounts to report should indicate this on the Periodic Holdings Reporting Form in electronic form or in an online compliance portal (if applicable) within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or a designee may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Person with the exact wording and a clear definition of “no direct or indirect influence or control” that the Adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Snowball’s Code, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an account are also required complete an Exempt Accounts Certification in electronic form or in an online compliance portal (if applicable) upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Snowball’s receipt of an Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Personal Trading and Holdings Reviews

Snowball’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Access Persons’ investment patterns to detect potentially abusive behavior.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CIO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.